EXHIBIT 99.1

Press Release dated March 23, 2000, of Darden Restaurants, Inc.

            DARDEN REPORTS 33% INCREASE IN THIRD QUARTER EARNINGS PER
             DILUTED SHARE ON STRONG SAME-RESTAURANT SALES INCREASES

ORLANDO,   FL  -  Darden   Restaurants,   Inc.   today   reported   that  strong
same-restaurant sales growth at Olive Garden and Red Lobster led to a 33% increase in third quarter earnings per diluted share to 36 cents for the quarter ended February 27, 2000. Earnings after tax for the quarter rose over 22% to $46.9 million. The world's largest casual-dining restaurant company said that third quarter sales increased approximately 6% to $917.5 million.

"We are extremely delighted with the impressive results Olive Garden and Red Lobster continue to deliver," said Joe R. Lee, Chairman and Chief Executive Officer. "These two core businesses are strong and getting stronger, and they provide Darden with a tremendous advantage to capture the exceptional growth opportunity in the casual dining industry. We are also excited about the performance of our emerging business, Bahama Breeze and our new Smokey Bones test. Everyone on our team is focused on operating excellence and building compelling brands as we seek to deliver a superior dining experience to our guests, and outstanding financial performance for our shareholders."

Highlights for the quarter ended February 27, 2000, included:

o Earnings after tax in the third quarter were $46.9 million, or 36 cents per diluted share, on sales of $917.5 million. Last year, earnings after tax were $38.4 million, or 27 cents per diluted share, on sales of $866.9 million.

o Olive Garden's impressive record of growth continued with an 8.3% same-restaurant sales increase, representing the 22nd consecutive quarter of same-restaurant sales increases. As a result of healthy sales and traffic growth, Olive Garden posted a double-digit increase in operating profit to establish a new record for any quarter in its 18 year history.

o Red Lobster recorded strong sales growth, reporting a 5.0% increase in same-restaurant sales. This represents Red Lobster's 9th consecutive quarter of same-restaurant sales increases, and contributed to its strong double-digit increase in operating profit.

o With the opening of two new restaurants during the quarter, Bahama Breeze is being well received by guests in eight markets. The two new restaurants, located in Atlanta (Kennesaw) GA, and Austin, TX, bring the total number in operation to ten. Three additional restaurants are under construction and are expected to open by late spring.


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o    Smokey  Bones,  Darden's  new  Sports  Bar  and  BBQ  test  restaurant,  is surpassing management's initial expectations. The company announced that two more restaurants are under construction.

o The Company purchased 3.9 million shares of its common stock in the third quarter.

Operating Highlights

OLIVE GARDEN'S third quarter sales of $395.7 million were 7.7% above the prior year, and same-restaurant sales increased 8.3%. The comparable sales performance is particularly strong coming on top of a 7.5% same-restaurant sales increase in the third quarter last year. Olive Garden's sales improvement continued to be driven  primarily  by  guest  count  growth.  This  performance,  combined  with
restaurant  labor  efficiencies,   generated  a  double-digit  operating  profit
increase.

"Our team is dedicated to delighting every guest with a genuine Italian dining experience," said Brad Blum, President of Olive Garden. "We are pleased with another quarter of excellent performance. Our teams are convinced that by remaining focused on providing exceptional Italian foods and wines with great hospitality in a warm, inviting environment - the best is yet to come."

RED LOBSTER'S third quarter sales of $508.5 million were 3.1% higher than prior year. Same-restaurant sales increased 5.0%. Operating profit for the quarter increased at a strong double-digit rate as a result of strong same-restaurant sales and traffic growth and favorable food and beverage costs and restaurant expenses. These results were achieved with 17 fewer restaurants in operation at the end of the quarter compared to last year.

"We are excited with our third quarter performance and our continued same-restaurant sales momentum," said Dick Rivera, President of Red Lobster. "We will focus even more intently on operational excellence and marketing that matters as we strive to be the best in casual dining. Our restaurant crews are providing guests with great food and service in an energetic, upbeat environment, and our marketing teams are communicating with guests in an increasingly more effective manner."

BAHAMA BREEZE sales continue to exceed management's expectations. Consumer excitement in what has now grown to eight markets, offers good evidence the company is successfully building a brand that has broad appeal . Two restaurants in Atlanta (Kennesaw), GA and Austin, TX, were opened during the quarter, bringing the total number of units in operation to ten. Three more restaurants, located in Miami, FL, Ft. Myers, FL, and Phoenix, AZ, are currently expected to open in the fourth quarter of fiscal year 2000.

SMOKEY BONES, Darden's latest test concept, continues to produce sales above company projections at its first location in Orlando. Management says it is pleased with the progress of this Sports Bar and BBQ prototype and has announced that construction is underway on two more restaurants located in Orlando, FL, and Columbus, OH.


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

Other Actions

Darden continued its buyback of common stock in the open market, purchasing 3.9 million shares in the third quarter. Cumulatively, since initial authorization of its repurchase program in December 1995, the Company has repurchased 40.7 million shares from a total authorization of 44.6 million shares and reduced shares outstanding by over 20%. To help reduce the cost of share repurchase, Darden has engaged in the sale of equity puts, generating over $5.7 million in cash from premiums since inception of the put selling program in September 1997.

At its meeting today the Board of Directors approved an additional share repurchase authorization totaling 20 million shares, or approximately 16% of shares outstanding at the end of the third quarter. It also approved the sale of an additional 1.5 million equity puts bringing total authorization to 7 million, and approved use of equity forward contracts to purchase up to 7 million shares.

The Board of Directors declared the regular 4 cents per share semi-annual dividend, payable May 1, 2000 to shareholders of record April 10, 2000.

The Board of Directors elected Rita P. Wilson, a director. Ms. Wilson is President of Allstate Indemnity Company, a subsidiary of Allstate Insurance. Allstate Indemnity Company is the nation's largest provider of non-standard automobile insurance accounting for $3 billion in annual revenue and over 3 million policyholders. "I am pleased to welcome Ms. Wilson to our board," said Lee. "Her leadership skills, financial services knowledge and extensive experience operating geographically dispersed enterprises will serve us well."

Darden Restaurants Inc., headquartered in Orlando, FL, owns and operates Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones restaurants with annual sales of $3.5 billion.

Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.


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                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

         2/28/99                                             2/27/00


             634          Red Lobster USA                        619
              34          Red Lobster Canada                      32
           -----                                               -----
             668          Total Red Lobster                      651

             459          Olive Garden USA                       459
               5          Olive Garden Canada                      5
           -----                                               -----
             464          Total Olive Garden                     464

               4          Bahama Breeze                           10

               0          Smokey Bones                             1
           -----                                               -----

           1,136          Total Restaurants                    1,126



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